Exhibit 2.2
          CONTRIBUTION AGREEMENT (this “Agreement”), dated as of June 6, 2011, by and among CABLEVISION SYSTEMS CORPORATION, a Delaware corporation (“Cablevision”), CSC HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Cablevision (“CSC”), and AMC NETWORKS INC., a Delaware corporation (“AMC”).
RECITALS
          WHEREAS, Cablevision and AMC are parties to a Distribution Agreement, dated as of June 6, 2011 (the “Distribution Agreement”);
          WHEREAS, pursuant to the Distribution Agreement, the parties wish to cause the transactions described on Annex I (the “Reorganization Transactions”) to be completed including, without limitation, the assignment by CSC to AMC of all the membership interests in Rainbow Media Holdings LLC (the “Holdings Interests;” the assignment of the Holdings Interests is referred to herein as the “Assignment”);
          WHEREAS, in consideration of the Assignment, AMC wishes to issue to CSC, and CSC wishes to receive, 5000 shares of newly issued Common Stock, par value $.01 per share, of AMC (the “AMC Stock”);
          WHEREAS, in consideration of the Assignment, AMC wishes to issue to CSC, and CSC wishes to receive, $1,250,000,000 aggregate principal amount of debt obligations of AMC, consisting of (i) $700,000,000 of AMC’s senior unsecured notes (the “AMC Notes”), issued pursuant to an indenture, to be dated as of the Distribution Date, between AMC, certain subsidiaries of AMC and a Trustee to be determined by AMC and (ii) $550,000,000 of senior secured term loans (the “AMC Loans”, and together with the AMC Notes, the “AMC Debt”), incurred pursuant to the Credit Agreement, to be dated as of the Distribution Date (the “Credit Agreement”), among AMC, certain subsidiaries of AMC, the Lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), and the other parties thereto;
          WHEREAS, in consideration of the Assignment, CSC wishes to enter into, and AMC Networks wishes to cause certain of its subsidiaries to enter into, an agreement terminating the Consulting Agreement (as defined below) effective as of the Distribution Date;
          WHEREAS, in order to complete the Reorganization Transactions and the issuance of the AMC Stock and the AMC Debt, the parties desire to enter into this Agreement; and
          WHEREAS, terms used but not defined herein have the meanings assigned thereto in the Distribution Agreement.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, the parties agree as follows:
          1. Assignments. Subject to the terms of the Distribution Agreement, each of Cablevision and AMC shall take all actions necessary to cause the completion of the

Reorganization Transactions to which it or any of its subsidiaries is a party. In furtherance thereof, effective as of the date of this Agreement, CSC shall assign to AMC, and AMC shall accept from CSC, all of CSC’s right, title and interest in the Holdings Interests, pursuant to the Assignment Agreement, dated the date of this Agreement between CSC and AMC.
          2. Stock Issuance. AMC hereby agrees to issue to CSC, effective as of the date of this Agreement, the AMC Stock, by delivery of stock certificates therefor, pursuant to the Assignment Agreement and Stock Power, dated the date of this Agreement, between CSC and AMC. Cablevision and CSC acknowledge and agree that each of these stock certificates shall bear the legends contemplated by Annex II hereto.
          3. Debt Issuance. AMC hereby agrees to issue to CSC, effective as of the Distribution Date, the AMC Debt, by (i) delivery of certificates representing the AMC Notes (or by book-entry record of beneficial ownership thereof) and (ii) an appropriate entry in the accounts or records of the Administrative Agent evidencing the obligation of AMC to CSC under the AMC Loans.
          4. Termination of Consulting Agreement. Prior to the Distribution Date, CSC shall enter into, and AMC shall cause its subsidiaries, American Movie Classics Company LLC and WE: Women’s Entertainment, LLC, to enter into, a Termination Agreement in the form attached hereto as Annex III terminating the Consulting Agreement, dated as of March 29, 2001, to which they are parties (the “Consulting Agreement”). The termination of the Consulting Agreement will be effective as of 11:59 p.m. on the Distribution Date.
          5. Disclosure. Except as expressly provided in the Distribution Agreement or in any Ancillary Agreement, (i) none of the parties is making any representation to any other party in connection with the Reorganization Transactions, the Assignment or the issuance of the AMC Stock or the AMC Debt, and (ii) AMC is not directly assuming any liabilities of Rainbow Media Holdings LLC or its subsidiaries under the Reorganization Transactions or the Assignment.
          6. Further Assurances. Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.
          7. Complete Agreement; Construction. This Agreement, including the Annexes hereto shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Annex, the Annex shall prevail.
          8. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Distribution Agreement or the Ancillary Agreements. Without limiting the foregoing sentence, the provisions of Section 2.13 and 2.14 of the Distribution Agreement shall apply to the Reorganization Transaction and the Assignment.
          9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
          10. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.
          11. Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
          To Cablevision and CSC:
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attention: General Counsel
          To AMC:
AMC Networks Inc.
Eleven Penn Plaza
New York, New York 10001
Attention: General Counsel
          12. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.
          13. Amendments. Subject to the terms of Section 14 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties.
          14. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning party to be performed or observed.
          15. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          16. Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Cablevision without the approval of AMC or the stockholders of Cablevision. In the event of such termination, no party shall have any liability of any kind to any other party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.
          17. Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          18. Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          19. Annexes. The Annexes shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
          20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.
          21. Waiver of Jury Trial. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
          22. Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
          23. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of illegal or unenforceable provisions.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CABLEVISION SYSTEMS CORPORATION
/s/ Gregg G. Seibert
Name:	Gregg G. Seibert
Title:	Executive Vice President

CSC HOLDINGS, LLC
/s/ Gregg G. Seibert
Name:	Gregg G. Seibert
Title:	Executive Vice President

AMC NETWORKS INC.
/s/ Joshua W. Sapan
Name:	Joshua W. Sapan
Title:	President and Chief Executive Officer

[Signature Page to Contribution Agreement]

Annex I
Reorganization Transactions
Transaction
1.	CSC Holdings, LLC (“CSC”) contributes the membership interests in Rainbow Media Holdings LLC to AMC Networks Inc. (“AMC”) in exchange for common stock of AMC (the “Contribution”) to be issued to CSC at the time of the Contribution and debt obligations of AMC (“AMC Debt”) to be issued to CSC on the Distribution Date.

2.	AMC amends and restates its certificate of incorporation so that its entire capital stock shall be converted into Class A Common Stock and Class B Common Stock.

3.	CSC Holdings, LLC distributes AMC Class A Common Stock and Class B Common Stock to Cablevision Systems Corporation.

4.	CSC Holdings, LLC exchanges the AMC Debt in separate transactions with an affiliate of each of J.P Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to separate Payment in Satisfaction Agreements, each dated as of June 21st, 2011 or June 22, 2011 (assuming a Distribution Date of June 30, 2011) and with each such exchange to be effected contemporaneously on the Distribution Date.

5.	Cablevision Systems Corporation distributes AMC Class A Common Stock and Class B Common Stock to its stockholders.

Annex II
Stock Certificates Legends
“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) or any state securities or Blue Sky laws and may not be sold, transferred, pledged or otherwise disposed of without registration under the Act or such state laws or unless such sale, transfer, pledge or other disposition is exempt from registration thereunder.”1
“The shares represented by this certificate are held subject to the terms of a certain Registration Rights Agreement, dated June 9, 2011, by and among AMC Networks Inc. and the Charles F. Dolan Children Trusts, as amended from time to time, a copy of which is on file with the Secretary of AMC Networks Inc., and such shares may not be sold, transferred or otherwise disposed of, directly or indirectly, except in accordance with the terms of such Registration Rights Agreement.”2
“The voting and transfer of the shares represented by his certificate are restricted by, and subject to the terms and conditions of, the Class B Stockholders’ Agreement, dated as of June 9, 2011, as it may be further amended, a copy of which is with the Secretary of AMC Networks Inc. and will be furnished without charge to the holder of such shares upon written request.”3

[1]	This legend shall be removed from certificates representing Class A Common Stock prior to the distribution of those shares by Cablevision Systems Corporation.

[2]	Prior to the distribution of Class B Common Stock, $.01 par value, by Cablevision, this legend shall be placed on the certificates for the Class B Common Stock registered in the names of the Charles F. Dolan Children Trusts.

[3]	Prior to the distribution of Class B Common Stock, $.01 par value, by Cablevision, this legend will be placed on all certificates representing Class B Common Stock.

Annex III
Form of Termination Agreement
TERMINATION AGREEMENT
          TERMINATION AGREEMENT, made as of the ____ day of ________, 2011, among CSC Holdings, LLC a Delaware limited liability company (“CSC”), American Movie Classics Company LLC, a New York limited liability company (“AMCC”) and WE: Women’s Entertainment LLC, a Delaware limited liability company (“WE”).
          WHEREAS, CSC, AMCC and WE are parties to a Consulting Agreement, dated March 29, 2001 (the “Consulting Agreement”);
          WHEREAS, CSC and AMC Networks Inc. (“AMC”) are party to a Contribution Agreement, dated ______, 2011 (the “Contribution Agreement”) pursuant to which certain reorganizational and other transactions are provided for, including transactions whereby AMCC and WE will become subsidiaries of AMC;
          WHEREAS, in the Contribution Agreement, CSC has agreed to enter into this Agreement and AMC Networks has agreed to cause AMCC and WE to enter into this Agreement;
          WHEREAS, pursuant to a Distribution Agreement, dated _______, 2011 between Cablevision Systems Corporation (“Cablevision”), CSC and AMC (the “Distribution Agreement”), Cablevision will distribute all of the common stock of AMC to the stockholders of Cablevision on the Distribution Date (as defined in the Distribution Agreement);
          WHEREAS, the parties hereto desire to terminate the Consulting Agreement as provided herein;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto have agreed and by these presents hereby agree to abide by and be bound by the following Consulting Agreement:
          24. Termination. Effective as of 11:59 p.m. on the Distribution Date (as defined in the Distribution Agreement), the Consulting Agreement shall terminate (the “Termination Time”).
          25. Effect of Termination. From and after the Termination Time, none of the parties to the Consulting Agreement shall have any further obligation thereunder other than the obligation of AMCC and WE to make the payments required by Section 4 of the Consulting Agreement for the period ending at the Termination Time. CSC, AMCC and WE confirm and agree that there are not and there have not been any “Future Brands” as that term is used in Section 2 of the Consulting Agreement.
          26. Mutual Releases. Effective as of the Termination Time and subject to the making of the payment provided for in Section 2 of this Agreement, each of the parties to this

Annex III
Agreement, on behalf of itself and each of its affiliates hereby releases each other party to the Consulting Agreement and its respective affiliates, directors, officers, employees, agents, attorneys and representatives from any liability, claim or obligation under the Consulting Agreement.
          27. Notices. All notices or other communications required hereunder shall be in writing and shall be deemed to have been duly given as of five days after the day and time of mailing by certified or registered mail, postage prepaid, to the following addresses, or such other addresses as the parties hereto shall, by like notice, from time to time notify one another:

To AMCC:	American Movie Classics
Company LLC
11 Penn Plaza
New York, NY 10001
Attention: General Counsel

To WE:	WE: Women’s Entertainment, LLC
11 Penn Plaza
New York, NY 10001
Attention: General Counsel

To CSC:	CSC Holdings, LLC
1111 Stewart Avenue
Bethpage, NY 11714
Attention: General Counsel
          28. Binding Effect. This Agreement shall be binding upon and inure to the benefit of CSC, AMCC and WE and their respective successors and assigns, but neither this Agreement nor any rights hereunder may be assigned by without the prior written consent of the other parties.
          29. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and shall supersede any prior understandings or written or oral agreements between said parties respecting such subject matter. This Agreement shall not be modified except in a writing signed by each of the parties hereto.
          30. Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.
          31. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

Annex III
          32. Waiver. No delay or omission of any party hereto to exercise rights under this Agreement shall impair any such right or shall be construed to be a waiver of any default or acquiescence therein. No waiver of any default shall be construed, taken, or held to be a waiver of any other default, or waiver, acquiescence in, or consent to any further or succeeding default of the same nature.
          33. Applicable Law. This Agreement shall be construed and administered and the validity thereof shall be determined in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.
          IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

CSC HOLDINGS, LLC
By:
Title:

AMERICAN MOVIE CLASSICS COMPANY LLC
By:
Title:

WE: WOMEN’S ENTERTAINMENT LLC
By:
Title: